Press Release	Source: DigitalNet Holdings, Inc.

DigitalNet Completes Acquisition of User Technology Associates, Inc.;
Revises Guidance Upward for 2004
Thursday, April 1, 2004

HERNDON, VA — (BUSINESS WIRE)—April 1, 2004—DigitalNet Holdings, Inc. (Nasdaq: DNET), a leading provider of network computing solutions to U.S. defense, intelligence and civilian federal government agencies, today announced that DigitalNet, Inc., its wholly-owned subsidiary, has completed the acquisition of User Technology Associates, Inc. (“UTA”). The acquisition provides DigitalNet with expanded presence into several critical Federal agencies directly tasked in our nation’s Homeland Defense mission. DigitalNet acquired UTA for $50.0 million in cash, utilizing cash on hand and approximately $30.0 million of borrowings from its senior credit facility to fund the acquisition.

UTA, an Arlington, VA based private company, provides information technology services and solutions to the federal government in areas such as managed network services, systems development, systems engineering and integration, advanced computing, and mission critical outsourcing. Founded in 1985, UTA has significant presence in key federal agencies supporting our nation’s homeland security mission, including the Department of Defense, the FBI, the Department of Homeland Security, the Department of Justice and the Defense Threat Reduction Agency. Other significant clients include the Department of Labor including the Bureau of Labor Statistics, the Pension Benefit Guaranty Corporation and the Office of the Secretary of Defense’s High Performance Computing Modernization Office.

In conjunction with the closing of the UTA acquisition, DigitalNet has provided revised 2004 guidance in the table below, which includes UTA’s anticipated contribution during the last nine months of the year.

(Dollars and shares in millions, except per share data)

	Previous	Updated
	FY2004	FY2004
Revenues	$322.5 - $327.5	$367.5 - $372.5
Revenues, as adjusted1	$320.0 - $325.0	$365.0 - $370.0
Net income	$14.0 - $14.3	$14.7 - $15.1
Net income, as adjusted2	$19.2 - $19.6	$19.9 - $20.4
Diluted earnings per share	$0.84 - $0.86	$0.89 - $0.91
Diluted earnings per share, adjusted3	$1.15 - $1.18	$1.20 - $1.23
Diluted weighted average shares outstanding	--	16.60

        1Revenues, as adjusted, represent GAAP revenues less revenues derived from our NASA CSOC contract. Because our performance under NASA CSOC contract ended on March 31, 2004, management believes that revenues, as adjusted, presents investors with a more meaningful depiction of our ongoing business.

        2 Net income, as adjusted, represents net income, as reported, plus the sum of stock-based compensation and amortization of intangibles related to our purchase of Getronics Government Solutions, less gross profit, associated with our NASA CSOC contract, all effected for taxes at a 39% tax rate. Our method of computation may or may not be comparable to other similarly titled measures used by other companies. Net income, as adjusted, should not be construed as an alternative to net income, as determined in accordance with accounting principles generally accepted in the United States. Gross profit, associated with our NASA CSOC contract represents the amount by which revenues associated with this contract exceeds the costs of revenues associated with these contracts. Because our performance under the NASA CSOC contract ended on March 31, 2004, management believes that net income, as adjusted, presents investors with a more meaningful depiction of our ongoing business. We have also excluded stock-based compensation and amortization of intangibles from net income, as adjusted, because our predecessor did not incur similar expenses and management believes that such presentation provides greater comparability to our results of operations for the prior periods presented on a pro forma basis which includes our predecessor.

        3 Diluted earnings per share, adjusted, represents net income, as adjusted, divided by the diluted weighted average shares outstanding.

About DigitalNet

DigitalNet builds, integrates and manages enterprise network computing solutions that provide government organizations with sustainable strategic business advantages. With more than 30 years of experience, the company provides Managed Network Services, Information Security Solutions and Application Development Services and Solutions for the U.S. Department of Defense, U.S. Government civilian agencies and the intelligence community. We are focused on adding value to our clients by increasing network reliability, reducing overall network costs, and rapidly migrating mission critical network computing environments to new technologies. www.digitalnet.com.

About User Technology Associates

User Technology Associates is an information technology and professional services firm focused on delivering solutions resulting in “Closing the Gap Between the User and Technology®” for its clients. The Company’s employees work in project and corporate offices located throughout the United States. UTA’s headquarters are located at 950 N. Glebe Road, Arlington, Virginia, 22203. www.utanet.com

The statements contained in this release which are not historical facts are forward-looking statements, within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The Company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions. Similarly, statements herein that describe the Company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: funding decisions of U.S. Government projects; government contract procurement, option exercise and termination risks; competitive factors such as pricing pressures and/or competition to hire and retain qualified employees; the Company’s ability to identify, execute or effectively integrate future acquisitions; the Company’s ability to successfully raise additional capital; changes to the tax laws relating to the treatment and deductibility of goodwill or any change in tax rates; additional costs related to compliance with the Sarbanes-Oxley Act of 2002, any revised NASDAQ listing standards, SEC rule changes or other corporate governance issues; material changes in laws or regulations applicable to the Company’s business and other risk factors described in the Company’s 10K filed with the SEC on March 25, 2004. In addition, the statements in this press release are made as of April 1, 2004. We expect that subsequent events or developments will cause our views to change. The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to April 1, 2004.

Investor Relations Contact:
Joe Cormier, DigitalNet
(703) 563-7703
joe.cormier@digitalnet.com

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